Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS THIRD-QUARTER 2023 NET INCOME OF $13.2 BILLION ($4.33 PER SHARE)

THIRD-QUARTER 2023 RESULTS1

ROE 18% ROTCE[2] 22%	CET1 Capital Ratios[3] Std. 14.3% | Adv. 14.5% Total Loss-Absorbing Capacity[3] $496B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.4T Average loans $1.3T

Firmwide Metrics	■	Reported revenue of $39.9 billion and managed revenue of $40.7 billion[2], including $669 million of net investment securities losses
	■	Credit costs of $1.4 billion included $1.5 billion of net charge-offs and a $113 million net reserve release
	■	Average loans up 17%; average deposits down 4%

CCB ROE 41%	■	Average deposits down 3%; client investment assets up 43%
	■	Average loans up 27% YoY and up 9% QoQ; Card Services net charge-off rate of 2.49%
	■	Debit and credit card sales volume[5] up 8%
	■	Active mobile customers[6] up 9%

CIB ROE 11%	■	#1 ranking for Global Investment Banking fees with 8.6% wallet share YTD
	■	Total Markets revenue of $6.6 billion, down 3%, with Fixed Income Markets up 1% and Equity Markets down 10%

CB ROE 25%	■	Gross Investment Banking and Markets revenue[7] of $821 million, up 8%
	■	Average loans up 24% YoY and up 4% QoQ; average deposits down 7%

AWM ROE 32%	■	Assets under management (AUM) of $3.2 trillion, up 22%
	■	Average loans up 3% YoY and up 2% QoQ; average deposits down 20%

Jamie Dimon, Chairman and CEO, commented on the quarter: “The Firm delivered another quarter of solid results, generating net income of $13.2 billion and an ROTCE of 22%—although, we acknowledge that these results benefit from our over-earning on both net interest income and below normal credit costs, both of which will normalize over time. Our CET1 capital ratio rose even further to 14.3%. Our total loss-absorbing capacity (equity plus long-term debt) is a formidable $496 billion, while loans, which are our riskiest assets, are at $1.3 trillion. Our liquidity is extraordinarily high with cash and marketable securities of $1.4 trillion. Looking ahead to Basel III finalization, we intend to adapt and manage to the new rules very quickly as we have shown in the past. However, we caution that such material regulatory changes would likely have real world consequences for markets and end users.”

Dimon continued: “Our lines of business saw continued momentum in the quarter, demonstrating the power of our years of investment and the value of our consistency and fortress principles. Across the Firm, we continued to add a sizable number of new clients and deepen relationships. In CCB, we again ranked #1 in U.S. retail deposits based on the most recent FDIC data, and we extended our leadership position as our growth from net new accounts was over 3x that of peers. In CIB, we maintained our #1 Dealogic rank and gained IB market share YTD. In CB, Payments revenue remained strong and was up 30%. And AWM saw AUM net inflows of $60 billion. Finally, we extended credit and raised $1.7 trillion in capital for businesses, governments, and U.S. consumers year to date.”

Dimon concluded: “Currently, U.S. consumers and businesses generally remain healthy, although, consumers are spending down their excess cash buffers. However, persistently tight labor markets as well as extremely high government debt levels with the largest peacetime fiscal deficits ever are increasing the risks that inflation remains elevated and that interest rates rise further from here. Additionally, we still do not know the longer-term consequences of quantitative tightening, which reduces liquidity in the system at a time when market-making capabilities are increasingly limited by regulations. Furthermore, the war in Ukraine compounded by last week’s attacks on Israel may have far-reaching impacts on energy and food markets, global trade, and geopolitical relationships. This may be the most dangerous time the world has seen in decades. While we hope for the best, we prepare the Firm for a broad range of outcomes so we can consistently deliver for clients no matter the environment. To conclude, I want to thank our extraordinary employees for all of their hard work in making us one of the most trusted financial institutions in the world.”

SIGNIFICANT ITEMS
■    3Q23 results included:
■    $669 million of net investment securities losses in Corporate ($0.17 decrease in earnings per share (EPS))
■    $665 million of Firmwide legal expense8 ($0.22 decrease in EPS)
CAPITAL DISTRIBUTED
■    Common dividend of $3.1 billion or $1.05 per share
■    $2.0 billion of common stock net repurchases9
■    Net payout LTM9,10 of 35%
FORTRESS PRINCIPLES
■    Book value per share of $100.30, up 15%; tangible book value per share2 of $82.04, up 17%
■    Basel III common equity Tier 1 capital3 of $242 billion and Standardized ratio3 of 14.3%; Advanced ratio3 of 14.5%
■    Firm supplementary leverage ratio of 6.0%
OPERATING LEVERAGE
■    3Q23 expense of $21.8 billion; reported overhead ratio of 55%; managed overhead ratio2 of 53%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $1.7 trillion of credit and capital11 raised YTD
■    $182 billion of credit for consumers
■    $27 billion of credit for U.S. small businesses
■    $775 billion of credit for corporations
■    $709 billion of capital for corporate clients and non-U.S. government entities
■    $37 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-2438
Note: Totals may not sum due to rounding.
[1]Percentage comparisons noted in the bullet points are for the third quarter of 2023 versus the prior-year third quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the third quarter of 2023 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				2Q23		3Q22
($ millions, except per share data)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$39,874	$41,307	$32,716	$(1,433)	(3)%	$7,158	22%
Net revenue - managed	40,686	42,401	33,491	(1,715)	(4)	7,195	21
Noninterest expense	21,757	20,822	19,178	935	4	2,579	13
Provision for credit losses	1,384	2,899	1,537	(1,515)	(52)	(153)	(10)
Net income	$13,151	$14,472	$9,737	$(1,321)	(9)%	$3,414	35%
Earnings per share - diluted	$4.33	$4.75	$3.12	$(0.42)	(9)%	$1.21	39%
Return on common equity	18%	20%	15%
Return on tangible common equity	22	25	18
Discussion of Results:
Net income was $13.2 billion, up 35%, or up 24% excluding First Republic12.
Net revenue was $40.7 billion, up 21%, or up 15% excluding First Republic. Net interest income (NII) was $22.9 billion, up 30%, or up 21% excluding First Republic. NII excluding Markets2 was $23.2 billion, up 37%, or up 28% excluding First Republic, driven by higher rates and higher revolving balances in Card Services, partially offset by lower deposit balances. Noninterest revenue was $17.8 billion, up 12%, or up 8% excluding First Republic, driven by higher CIB Markets noninterest revenue, higher asset management fees and lower net investment securities losses in Corporate compared to the prior year, partially offset by an impairment of an equity investment in Payments.
Noninterest expense was $21.8 billion, up 13%, or up 9% excluding First Republic, predominantly driven by higher compensation, including growth in front office and technology headcount and wage inflation, as well as higher legal expense8.
The provision for credit losses was $1.4 billion, reflecting net charge-offs of $1.5 billion and a net reserve release of $113 million. The net reserve release in Wholesale of $184 million was predominantly driven by the impact of net lending activity in CIB. The net reserve build in Consumer of $58 million included a net build of $301 million in Card Services, predominantly offset by a net release of $250 million in Home Lending. Net charge-offs of $1.5 billion were up $770 million, predominantly driven by Card Services.
Net income attributable to First Republic was $1.1 billion in the quarter. This reflected $1.5 billion of net interest income, $761 million of noninterest revenue, including $100 million of adjustments to the estimated bargain purchase gain, $858 million of expense, and a net benefit to the provision for credit losses of $7 million. For additional information, see note 12 on page 7.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q23		3Q22
($ millions)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$18,362	$17,233	$14,281	$1,129	7%	$4,081	29%
Banking & Wealth Management[13]	11,345	10,936	7,960	409	4	3,385	43
Home Lending	1,252	1,007	920	245	24	332	36
Card Services & Auto	5,765	5,290	5,401	475	9	364	7
Noninterest expense[13]	9,105	8,313	7,983	792	10	1,122	14
Provision for credit losses	1,446	1,862	529	(416)	(22)	917	173
Net income	$5,895	$5,306	$4,344	$589	11%	$1,551	36%
Discussion of Results:
Net income was $5.9 billion, up 36%, or up 22% excluding First Republic. Net revenue was $18.4 billion, up 29%, or up 19% excluding First Republic.
Banking & Wealth Management net revenue was $11.3 billion, up 43%, or up 30% excluding First Republic, driven by higher net interest income, reflecting higher deposit margins, partially offset by lower balances. Home Lending net revenue was $1.3 billion, up 36%, or down 2% excluding First Republic, driven by lower net interest income largely due to tighter loan spreads, predominantly offset by higher servicing and production revenue. Card Services & Auto net revenue was $5.8 billion, up 7%, driven by higher Card Services net interest income on higher revolving balances, partially offset by lower auto operating lease income.
Noninterest expense was $9.1 billion, up 14%, or up 7% excluding First Republic, driven by higher compensation including an increase in headcount, continued investments in technology and marketing and the FDIC assessment increase announced in the prior year, partially offset by lower auto lease depreciation.
The provision for credit losses was $1.4 billion, reflecting net charge-offs of $1.4 billion and a net reserve build of $47 million, including a net build of $301 million in Card Services and a net release of $250 million in Home Lending. The net reserve build in Card Services was driven by loan growth, including increases in revolving balances, largely offset by changes in the macroeconomic outlook and reduced borrower uncertainty. The net reserve release in Home Lending was driven by improvements in the outlook for home prices. Net charge-offs of $1.4 billion were up $720 million, predominantly driven by continued normalization in Card Services.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q23		3Q22
($ millions)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,730	$12,519	$11,925	$(789)	(6)%	$(195)	(2)%
Banking[13]	3,998	4,244	4,075	(246)	(6)	(77)	(2)
Markets & Securities Services	7,732	8,275	7,850	(543)	(7)	(118)	(2)
Noninterest expense[13]	7,443	6,894	6,682	549	8	761	11
Provision for credit losses	(185)	38	513	(223)	NM	(698)	NM
Net income	$3,092	$4,092	$3,522	$(1,000)	(24)%	$(430)	(12)%
Discussion of Results:
Net income was $3.1 billion, down 12%, with net revenue of $11.7 billion, down 2%.
Banking revenue was $4.0 billion, down 2%. Investment Banking revenue was $1.6 billion, down 6%. Investment Banking fees were down 3%, driven by lower advisory fees, largely offset by higher debt underwriting fees. Payments revenue was $2.1 billion, up 3%. Excluding the net impact of equity investments, which reflected an impairment in the current period, Payments revenue was up 12%, driven by higher rates, partially offset by lower deposit balances. Lending revenue was $291 million, down 10%, driven by mark-to-market losses on hedges of retained loans, partially offset by higher net interest income.
Markets & Securities Services revenue was $7.7 billion, down 2%. Markets revenue was $6.6 billion, down 3%. Fixed Income Markets revenue was $4.5 billion, up 1%, driven by higher revenue in Securitized Products and Credit, predominantly offset by lower revenue in Currencies & Emerging Markets. Equity Markets revenue was $2.1 billion, down 10%, driven by lower revenue across products when compared with a strong third quarter in the prior year. Securities Services revenue was $1.2 billion, up 9%, driven by higher rates, partially offset by lower deposit balances.
Noninterest expense was $7.4 billion, up 11%, predominantly driven by higher legal expense8 and wage inflation.
The provision for credit losses was a net benefit of $185 million, reflecting a net reserve release of $230 million, driven by the impact of net lending activity and changes in the central scenario. Net charge-offs were $45 million. The prior year provision reflected a net reserve build of $496 million.

COMMERCIAL BANKING (CB)

Results for CB				2Q23		3Q22
($ millions)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,031	$3,988	$3,048	$43	1%	$983	32%
Noninterest expense	1,375	1,300	1,180	75	6	195	17
Provision for credit losses	90	1,097	618	(1,007)	(92)	(528)	(85)
Net income	$1,935	$1,208	$946	$727	60%	$989	105%
Discussion of Results:
Net income was $1.9 billion, up 105%, or up 79% excluding First Republic.
Net revenue was $4.0 billion, up 32%, or up 20% excluding First Republic, driven by higher net interest income, reflecting higher deposit margins, partially offset by lower balances.
Noninterest expense was $1.4 billion, up 17%, or up 15% excluding First Republic, largely driven by an increase in headcount including front office and technology investments, as well as higher volume-related expense, including the impact of new client acquisition.
The provision for credit losses was $90 million, primarily reflecting net charge-offs of $53 million. The net reserve build of $37 million was driven by updates to certain commercial real estate pricing variables, largely offset by other changes in the central scenario and the impact of net lending activity. The prior year provision reflected a net reserve build of $576 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q23		3Q22
($ millions)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,005	$4,943	$4,539	$62	1%	$466	10%
Noninterest expense	3,138	3,163	3,028	(25)	(1)	110	4
Provision for credit losses	(13)	145	(102)	(158)	NM	89	87
Net income	$1,417	$1,226	$1,219	$191	16%	$198	16%
Discussion of Results:
Net income was $1.4 billion, up 16%, or down 12% excluding First Republic.
Net revenue was $5.0 billion, up 10%, or relatively flat excluding First Republic, driven by higher management fees on strong net inflows and higher average market levels, offset by lower performance fees and lower net interest income. The lower net interest income was driven by lower average deposit balances, largely offset by higher margins.
Noninterest expense was $3.1 billion, up 4%, or up 3% excluding First Republic, driven by continued growth in private banking advisor teams and the impact of J.P. Morgan Asset Management China and Global Shares.
The provision for credit losses was a net benefit of $13 million.
Assets under management were $3.2 trillion, up 22%, and client assets were $4.6 trillion, up 21%, driven by continued net inflows and higher market levels.

CORPORATE

Results for Corporate				2Q23		3Q22
($ millions)	3Q23	2Q23	3Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,558	$3,718	$(302)	$(2,160)	(58)%	$1,860	NM
Noninterest expense	696	1,152	305	(456)	(40)	391	128
Provision for credit losses	46	(243)	(21)	289	NM	67	NM
Net income/(loss)	$812	$2,640	$(294)	$(1,828)	(69)%	$1,106	NM
Discussion of Results:
Net income was $812 million or $911 million excluding First Republic, compared with a net loss of $294 million in the prior year.
Net revenue was $1.6 billion. Net interest income was $2.0 billion, up $1.2 billion, driven by the impact of higher rates. The current quarter also included $669 million of net investment securities losses, compared with $959 million of net losses in the prior year. Investment securities losses predominately reflected net losses on sales of U.S. Treasuries and mortgage-backed securities.
Noninterest expense was $696 million, up $391 million, or up $151 million excluding First Republic.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $100.30, $98.11 and $87.00 at September 30, 2023, June 30, 2023, and September 30, 2022, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2022 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit is being phased out at 25% per year over a three-year period. As of September 30, 2023, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $1.4 billion CECL benefit. Refer to Capital Risk Management on pages 48-53 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 and on pages 86-96 of the Firm’s 2022 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 54-61 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 and on pages 97-104 of the Firm’s 2022 Form 10-K for additional information.
5.Excludes Commercial Card.
6.Users of all mobile platforms who have logged in within the past 90 days. As of September 30, 2023, excludes First Republic.
7.Includes gross revenues earned by the Firm that are subject to a revenue sharing arrangement between CB and the CIB for Investment Banking and Markets products sold to CB clients. This includes revenues related to fixed income and equity markets products. Refer to page 61 of the Firm’s 2022 Form 10-K for a discussion of revenue sharing.
8.Primarily includes legal expense associated with certain CIB-related regulatory matters. The Firm has been responding to government inquiries regarding its processes to inventory trading venues and confirm the completeness of certain data fed to trade surveillance platforms. The Firm is cooperating with these inquiries, has undertaken corrective actions and is committed to taking appropriate steps to remedy the deficiencies identified. Certain U.S. regulators have proposed resolving their inquiries through, among other things, the payment of a civil money penalty. The Firm is currently engaged in resolution discussions with those U.S. regulators and is considering potential implications of those resolutions. There is no assurance that such discussions will result in a resolution. Refer to Note 26 – Litigation on pages 188-191 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 for additional information regarding the Firm’s legal matters.
9.Includes the net impact of employee issuances.
10.Last twelve months (“LTM”).
11.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments.
12.On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank (the “First Republic acquisition") from the Federal Deposit Insurance Corporation (“FDIC”). All references in this press release to “excluding First Republic” or “attributable to First Republic” refer to excluding or including the relevant effects of the First Republic acquisition, as well as subsequent related business and activities, as applicable.
13.In the first quarter of 2023, the allocations of revenue and expense to CCB associated with a Merchant Services revenue sharing agreement were discontinued and are now retained in Payments in CIB. Prior-period amounts have been revised to conform with the current presentation.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.9 trillion in assets and $317 billion in stockholders’ equity as of September 30, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 13, 2023, at 8:30 a.m. (EDT) to present third-quarter 2023 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 10:30 a.m. (EDT) on October 13, 2023 through 11:59 p.m. (EDT) on October 24, 2023 by telephone at (866) 363-1808 (U.S. and Canada) or (203) 369-0916 (international); use passcode 14632#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, which have been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.